SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT No. 1

to

ANNUAL REPORT
OF
REPÚBLICA ORIENTAL DEL URUGUAY

(Name of Registrant)

__________________

Date of end of last fiscal year: December 31, 2014

SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:

Andrés de la Cruz, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

* The Registrant is filing this annual report on a voluntary basis.

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EXPLANATORY NOTE

This amendment to República Oriental del Uruguay’s (the “Republic”) Annual Report on Form 18-K for the fiscal year ended December 31, 2014 (the “Annual Report”) comprises:

(a) Pages numbered 1 to 5 consecutively.

(b) The following exhibit:

Exhibit 1: Form of Indenture between the Republic and The Bank of New York Mellon

This amendment No. 1 to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, República Oriental del Uruguay, has duly caused this amendment to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Montevideo, Uruguay on the 19th day of October, 2015.

REPÚBLICA ORIENTAL DEL URUGUAY

By: /s/ Danilo Astori

Danilo Astori

Minister of Economy and Finance of

República Oriental del Uruguay

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EXHIBIT INDEX

Exhibit 1: Form of Indenture between the Republic and The Bank of New York Mellon

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